UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 19, 2023

APPYEA, INC.

Nevada	000-55403	46-1496846
(State or Other Jurisdiction	(commission	(IRS Employer
Of incorporation)	File Number)	Identification Number)

16 Natan Alterman St, Gan Yavne Israel
(Address of Principal Executive Offices)	(Area Code)

(800) 674-3561

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On July 19, 2023, Company entered into a Subscription Agreement (the “Subscription Agreement”) with a qualified investor (the “Investor”), pursuant to which the Company agreed to issue and sell (the “Offering”) an aggregate of 13,300,000 shares of the Company’s common stock par value $0.0001 per share (the “Common Stock”) at a per share purchase price of $0.01, and Common Stock purchase warrants, exercisable for a two year period from the date of issuance, to purchase up to an additional 13,300,000 shares of Common Stock at a per share exercise price of $0.04 (the “Warrants”). The Company received aggregate gross proceeds of $133,000.

The subscription proceeds are being used by the Company to complete the IOS design and development of its biofeedback snoring treatment wristband (the “Snoring Treatment Device”) as well as general corporate matters. While not legally obligated, the Investors informally indicated that they would invest during the third quarter of 2023 an additional $266,000 by the purchase of additional shares of Common Stock and Warrants on the same terms as the initial investment, to be utilized towards the completion of the design and development and readying for commercialization of the Snoring Treatment Device.

Subject to the satisfactory operation of the Snoring Treatment Device as determined by the Investor, the Investor informally indicated that it would invest an additional $950,000 within a nine-month period by the purchase of additional shares of Common Stock and Warrants on the same terms as the initial investment. No assurance can be provided that the Investors will in fact provide the additional investments as indicated.

The Investor and other unaffiliated entities (collectively, the “Purchasers’) purchased from Leonite Fund LP and Diagonal Lending LLC outstanding convertible promissory notes issued by the Company in the aggregate amount of $724,658. Following the purchase of these outstanding notes, the Purchasers agreed to amend the terms of the notes to extend the maturity date of each note to December 31, 2024 and to amend the conversion price thereof to $0.0054 (in the case of note purchased from Leonite Funding LP) and $0.005 (in the case of the note purchased from Diagonal Lending LLC). In addition, the Purchasers agreed to not convert the notes purchased until the earlier of June 30, 2024 and such time as the Purchasers complete the purchase of an additional outstanding promissory note issued by the Company to an unrelated third party in the aggregate amount of $720,000 (the “Additional Third Party Note”).

In connection with the foregoing, the holder of the Additional Third Party Note agreed to extend the maturity date of such note to June 30, 2024 and to not convert such note during such period. In consideration thereof, the Company agreed with the holder that in the event that on June 30, 2024 the preceding 90 day VWAP is less than $0.04 (the “90 day VWAP”), then the Company will issue to the holder additional shares of the Company’s common stock where the number of shares is determined by quotient of (i) the spread below $0.04 times seven million shares divided by the 90 day VWAP. Solely for the purposes of illustration, if the 90 day VWAP is $0.03 the holder of the Additional Third Party Note would be issued an additional 2,333,333 shares [$0.01 X 7,000,000 / $0.03].

Item 3.03 Material Modification to Rights of Security Holders

On June 18 2023, the holders of the majority (the “Majority Holders”) of the Company outstanding convertible Preferred Series A Shares par value $0.0001 per share (the “Preferred Shares”) to provide that each Preferred Share shall have voting rights equal to 3,000 shares of the Company’s Common Stock which may be vote at any meeting or any action of the Company shareholders at which the holders of the Common Stock are entitled to participate.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AppYea, Inc.

By:	/s/ Asaf Porat
Name:	Asaf Porat
Title:	Chief Financial Officer

Date: August 3, 2023